                                                                     Exhibit 4.1


     THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SO REGISTERED OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.

                                    RADYNE CORP.
                            CONVERTIBLE PROMISSORY NOTE

$7,000,000.00                                                 Irvine, California
                                                            ______________, 1998

     RADYNE CORP., a New York corporation (the "Company"), for value received hereby promises to pay to SPAR AEROSPACE LIMITED, or its registered assigns, the sum of Seven Million Dollars ($7,000,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below. Unless sooner paid, such amounts shall be due and payable on the Maturity Date, which shall be the earlier to occur of
(i) [Nine Months from Closing], (ii) the consummation of a public or private equity or debt offering by the Company, excluding bank debt, affiliate debt, employee stock option grants and exercises and the offering described in Section 7(e) Company (an "Equity Offering") (PROVIDED that in the event the Equity Offering is in an amount less than the full principal and interest then outstanding hereunder, the debt shall mature in an amount no greater than the net amount of the Equity Offering) or (iii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below). Payment of all amounts due hereunder shall be made by wire transfer to a bank account designated in writing by the Holder at least three business days prior to payment. This Note is issued pursuant to the provisions of Section 2.3 of that certain Stock Purchase Agreement, dated as of August 28, 1998, by and between the Company and Spar Aerospace Limited (the "Stock Purchase Agreement").

     The following is a statement of the rights of the Holder of this Note and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

     1. DEFINITIONS. As used in this Note, the following terms, unless the context otherwise requires, have the following meanings:

          (a) "Company" includes any corporation which shall succeed to or assume the obligations of the Company under this Note.

          (b) "Holder," when the context refers to a holder of this Note, shall mean any person who shall at the time be the registered holder of this Note. As of the date hereof the Holder is Spar Aerospace Limited


                                      Exhibit A

     2. INTEREST. The principal amount of this Note shall bear simple interest, payable on the Maturity Date, at 8% per annum on the principal of this Note outstanding (the "Note Rate") during the period beginning on the date of issuance of this Note and ending on the date that the principal amount hereof is paid in full. In the event of a partial or full conversion of the Note, interest shall accrue on the converted amount through the date of the conversion. Following the occurrence of an Event of Default (as defined below), the Note Rate shall increase to and shall thereafter be 12%. Interest shall be computed daily at the Note Rate on the basis of the actual number of days in which all or any portion of the principal amount hereof is outstanding computed on the basis of a 360 day year.

     3. EVENTS OF DEFAULT. If any of the events specified in this Section 3 shall occur (herein individually referred to as an "Event of Default"), the Holder of the Note may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

          (a) Default in the payment of the principal and unpaid accrued interest of this Note when due and payable if such default is not cured by the Company within five (5) days after the Holder has given the Company written notice of such default;

          (b) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the federal Bankruptcy Act, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

          (c) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations or the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, such appointment shall not have been vacated;

          (d) If the Company merges or consolidates with any person; or sells, leases (as lessor) or otherwise disposes of all or substantially all of the consolidated assets of the Company, or sells, leases (as lessor) or otherwise dispose of assets representing more than 25% of the corporation's total consolidated assets in any three-month period (other than sales or other dispositions of inventory in the ordinary course of business); or liquidates or dissolves;

          (e) If Stetsys Pte. Ltd. ceases to have the voting power to elect a majority of the Company's board of directors;

          (f) Default in the payment, whether at maturity or otherwise, of any debt of the Company in an aggregate amount exceeding $3,000,000 and the lender shall have declared an event of default to be existing under the relevant loan agreement or agreements.

     4. PREPAYMENT. The Company shall have the right, exercisable from time to time on ten (10) days written notice to the Holder, to call this Note, without prepayment penalty, and prepay the entirety or any portion of the outstanding principal amount, together with all accrued interest thereon.

     5. CONVERSION. Holder shall have the right (a) at any time to convert 20% of the original principal balance of the Note and (b) at any time after the Maturity Date, prior to payment in full of the principal balance of this Note, to convert the then outstanding balance of this Note in accordance with the provisions of Section 6 hereof, in whole or in part, into shares (the "Shares") of the Company's common stock, par value $.002 per share (the "Common Stock"). The number of Shares into which this Note may be converted shall be determined by dividing the aggregate principal amount and all accrued but unpaid interest to the date of conversion by [price equal to $.50 discount from average OTC trading price for the first five trading days after announcement of transaction] (the "Conversion Price"), as such Conversion Price may be adjusted from time to time in accordance with the terms of Section 7 hereof. Upon conversion of this Note, the Company shall appoint Spar Representatives to the Board of Directors of the Company in a number commensurate with Holder's percentage of ownership of the Company.

     6. MECHANICS AND EFFECT OF CONVERSION. No fractional Shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder the amount of outstanding principal and interest that is not so converted. Upon any partial conversion of this Note, the Holder shall surrender this Note and shall receive a new Note for the remaining principal amount. Upon the full conversion of this Note, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to such Holder at such principal office a certificate or certificates for the number of Shares to which the Holder shall be entitled upon such conversion (bearing such legends as are required by applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described above. Upon conversion of this Note, the Company shall be forever released from all its obligations and liabilities under this Note, except that the Company shall be obligated to pay the Holder, within ten (10) days after the date of such conversion, any interest accrued and unpaid or unconverted to and including the date of such conversion, and no more. Concurrently with the delivery of the Shares, the Company shall deliver to the Holder an executed counterpart of the Registration Rights Agreement attached hereto as Exhibit A.

     7.   ADJUSTMENTS TO CONVERSION PRICE.

          (a) If outstanding shares of the Common Stock of the Company shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Company convertible into or exchangeable for Common Stock (in which latter event the number of shares of Common Stock issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect to the Common Stock of the Company, the Conversion Price in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if outstanding shares of the Common Stock of the Company shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall simultaneously with the effectiveness of such combination, be proportionately increased.

               Any adjustment to the Conversion Price under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination referred to herein becomes effective.

          (b) In the event the Company at any time, or from time to time, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock or securities convertible into or exchangeable for Common Stock, then and in each such event, provision shall be made so that the Holder shall receive upon conversion of the Note, in addition to the number of shares of Common Stock receivable thereupon, the amount and kind of securities of the Company which it would have received had the Note been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 7 with respect to the rights of the Holder.

          (c) In the event of any capital reorganization, any reclassification of the Common Stock (other than a change in par value or as a result of a stock dividend, subdivision, split-up or combination of shares), the consolidation or merger of the Company with or into another person (collectively referred to hereinafter as "Reorganizations"), the Holder shall thereafter be entitled to receive, and provision shall be made therefor in any agreement relating to a Reorganization, upon conversion of the Note, the kind and number of shares of Common Stock or other securities or property (including cash) of the Company, or other corporation resulting from such consolidation or surviving such merger, to which a holder of the number of shares of the Common Stock of the Company which the Note entitled the Holder to convert to immediately prior to such Reorganization would have been entitled to receive with respect to such Reorganization; and in any such case appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the Holder, to the end that the provisions set forth herein (including the specified changes and other adjustments to the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Note. The provisions of this Section 7(c) shall similarly apply to successive Reorganizations.

          (d)  (i)    If at any time or from time to time the Company shall
issue or sell Additional Shares of Common Stock (as hereinafter defined) other than as a dividend or other distribution on any class of stock as provided in
Section 7(b) above and other than as a subdivision or combination of shares of Common Stock as provided in Section 7(a) above, for a consideration per share less than the then existing Conversion Price, then, and in each such case, the then existing Conversion Price shall be reduced, as of the opening of business on the date of such issuance or sale, to a price determined by dividing (1) an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to that issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of the portion of the Note for which the conversion price is being adjusted) multiplied by such Conversion Price then in effect, and (B) the consideration, if any, received by the Company upon that issuance or sale, by (2) the total number of shares of Common Stock outstanding immediately after that issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of the portion of the Note for which the conversion price is being adjusted).

               (ii) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock issuable upon conversion of the Note, as provided above, the consideration received by the Company for any issue or sale of securities shall:

                      (A) To the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensations, discounts or concessions paid or allowed by the Company in connection with such issuance or sale;

                      (B) To the extent it consists of property other than cash, the consideration other than cash shall be computed at the fair market value thereof as determined in good faith by the Board of Directors, at or about, but as of, the date of the adoption of the resolution specifically authorizing such issuance or sale, irrespective of any accounting treatment thereof; and

                      (C) If Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for consideration which covers both, the consideration received for the Additional Shares of Common Stock, Convertible Securities or rights or options shall be computed as that portion of the consideration so received which is reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, convertible Securities or rights or options.

               (iii) For the purpose of making any adjustment in the Conversion Price provided in this Section 7(d), if at any time, or from time to time, the Company issues any stock or other securities convertible into Additional Shares of Common Stock (such stock or other securities being hereinafter referred to as "Convertible Securities") or issues any rights or options to purchase Additional Shares of Common Stock or Convertible Securities (such rights or options being hereinafter referred to as "Rights"), then, and in each such case, if the Effective Conversion Price (as hereinafter defined) of such Rights or Convertible Securities shall be less than the Conversion Price in effect immediately prior to the issuance of such Rights or Convertible Securities, the Company shall be deemed to have issued at the time of the issuance of such Rights or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received in consideration for the issuance of such shares an amount equal to the aggregate Effective Conversion Price of such Rights or Convertible Securities. For the purposes of this Section 7(d)(iii), "Effective Conversion Price" shall mean an amount equal to the sum of the consideration, if any, received or receivable by the Company with respect to each Additional Share of Common Stock upon issuance of the Rights or Convertible Securities and upon their exercise or conversion, respectively. No further adjustment of the Conversion Price adjusted upon the issuance of such Rights or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Rights or the conversion of any such Convertible Securities. If any such Rights or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, such Conversion Price as adjusted upon the issuance of such Rights or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had such adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Rights or on the conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities.

          (e) "Additional Shares of Common Stock" as used in this Section 7 shall mean all shares of Common Stock issued by the Company, whether or not subsequently reacquired or retired by the Company, other than (i) shares of Common Stock issued upon the conversion of the Note, (ii) shares of Common Stock issued in connection with an offering to existing shareholders of the Company and employees of the Company announced on or before the closing date of the Stock Purchase Agreement in which Stetsys US, Inc., a Delaware corporation, and Stetsys Pte. Ltd., a Singapore corporation, will collectively purchase Common Stock of the Company, (iii) shares of Common Stock issued in connection with an Equity Offering the proceeds of which are used to repay all outstanding principal and accrued but unpaid interest on the Note; and (iv) shares issued upon the exercise of employee stock options or underwriters' warrants.

          (f) In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Note, the Company, at its expense, shall cause the Chief Financial Officer of the Company to compute such adjustment or readjustment in accordance with the provisions of this Note and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first-class mail, postage prepaid, to the registered Holder at the Holder's address as shown on the Company's stock transfer books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold,
(ii) the Conversion Price at the time in effect for the Note and (iii) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Note. Such notice may be given in advance of such adjustment or readjustment and may be included as part of a notice required to be given pursuant to Section 7(g) below.

          (g) In the event the Company shall propose to take any action of the type or types requiring an adjustment to the Conversion Price as set forth herein, the Company shall give notice to the Holder in the manner set forth in
Section 14 below, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon the occurrence of such action or deliverable upon the conversion of the Note.

     8. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Note, such number of its shares of Common Stock as shall from time to time be sufficient to effect a conversion of the Note, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of the Note, the Company shall promptly seek such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. In the event of the consolidation or merger of the Company with another corporation where the Company is not the surviving corporation, effective provisions shall be made in the certificate or articles of incorporation, merger or consolidation, or otherwise of the surviving corporation so that such corporation will at all times reserve and keep available a sufficient number of shares of Common Stock or other securities or property to provide for the conversion of the Note in accordance with the provisions of this Section 8.

     9. PAYMENT OF TAXES. The Company shall pay all taxes and other governmental charges (other than any income or other taxes imposed upon the profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common Stock or other securities or property upon conversion of the Note, except any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock or other securities in a name other than that of which the Note was registered.

     10.  COVENANTS.

               (a) The Company shall, concurrently with the mailing thereof to the Company's shareholders, provide the Holder with copies of all Annual Reports and reports on Forms 10-K, 10-Q and 8-K prepared by the Company. The Company shall also provide the Holder with copies of all Registration Statements and Prospectuses prepared with respect to the Company.

               (b) The Company will permit any representative designated by the Holder upon reasonable notice and during normal business hours, to visit and inspect any of the properties of the Company, examine the corporate and financial records of the Company and make copies thereof or extracts therefrom, and to discuss the affairs, finances and accounts of the Company with the directors, officers, key employees and independent accountants of the Company provided that no such representative shall unduly interfere with the normal business and operations of the Company during such visit or inspection.

               (c) The Company will perform and observe all of its obligations to the Holder set forth in this Agreement, and all of its obligations to holders of Registrable Securities (as defined in the Registration Rights Agreement attached hereto as Appendix A) set forth in the Registration Rights Agreement, as the foregoing may from time to time be amended.

               (d) The Holder shall maintain the confidentiality of all nonpublic information obtained by it from the Company; PROVIDED, that (a) the Holder may, to the extent required by law, disclose such information in connection with the sale or transfer of the Note (or the Common Stock issued upon conversion thereof) if the Holder's transferee agrees in writing to be bound by the provisions hereof and (b) after reasonable notice to the Company, the Holder may disclose such information (i) at the request of any applicable regulatory authority or in connection with an examination of the Company by any such authority, (ii) pursuant to subpoena or other court process, (iii) when required to-do so in accordance with the provisions of any applicable law, (iv) to the Holder's independent auditors and other professional advisors provided such persons acknowledge and agree to be bound by the Holder's confidentiality obligations hereunder

               (e) The Company shall not amend its certificate of incorporation in a manner that adversely impacts or may adversely impact the Holder without the prior written consent of the Holder.

     11. ASSIGNMENT. The rights and obligations of the Company and the Holder of this Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties. Holder agrees not to assign the Note to any direct competitor of the Company or its affiliates.

     12. WAIVER AND AMENDMENT. Any provision of this Note may only be amended, waived or modified upon the written consent of the Company and the Holder.

     13. TREATMENT OF NOTE. To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Note as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

     14. NOTICE. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telecopied or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties set forth in the Stock Purchase Agreement. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telecopied in the manner set forth in the Stock Purchase Agreement and shall be deemed to have been received when delivered.

     15. DISPUTE RESOLUTION. Any dispute between the Company and the Holder shall be resolved in accordance with the dispute resolution provisions of the Stock Purchase Agreement.

     16. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, excluding that body of law relating to conflict of laws.

     17. HEADING; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

     IN WITNESS WHEREOF, the Company has caused this Note to be issued this ____ day of ____________, 1998.

                                        RADYNE CORP.

                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Its:
                                            ------------------------------------

                                     APPENDIX A

                           REGISTRATION RIGHTS AGREEMENT